EXHIBIT 99.1

Airspan Networks Announces Record

Second Quarter 2004 Financial Results

Consecutive Record Level of Quarterly Sales and Full Year Revenue Guidance Raised

BOCA RATON, Fla.—August 4, 2004 – Airspan Networks Inc. (Nasdaq: AIRN) today announced second quarter financial results for the period ending July 4, 2004. The Company reported revenues for the second quarter of $18.3 million, up 47% from the first quarter of 2004 and up 143% versus the second quarter of 2003. The net loss attributable to common stockholders for the second quarter was $0.12 per share versus a loss of $0.15 in the first quarter of 2004 and $0.30 in the second quarter 2003.

Highlights

•	Second quarter revenue increased to $18.3 million, up 47% sequentially and 143% year over year

•	Gross margin improved to $6.1 million, or 33% of revenue

•	Total cash, including Prepays, increased to $47.3 million, up $3.1 million from the previous quarter

•	Sales across all product lines to 30 customers in the Americas Region, a record for the region

•	Days Sales Outstanding reduced to 45 days, down from 82 days at the end of the first Quarter

•	Usable Proximity inventory revalued upwards by $3.9 million due to increased demand – no income effect but positive contributor to ongoing cash flow

•	Continued WiMAX R&D resulted in prototype hardware ahead of schedule

•	Restructuring through Proximity integration reduced headcount by 10%

Financial Results

Second quarter revenue of $18.3 million was 47% higher than the $12.4 million recorded for the first quarter of 2004 and 143% higher than the $7.5 million in the second quarter of 2003. The Company recorded a gross profit of $6.1 million, or 33%. This compared to a gross profit of $3.7 million, or 30%, for the first quarter 2004 and a gross loss of $2.6 million for the second quarter of 2003. The Company’s second quarter operating expenses of $11.2 million were $1.3 million higher than the first quarter, mainly due to a restructuring charge, a provision for bad debt and higher legal and professional costs, including costs related to compliance with the requirements of the Sarbanes Oxley Act. Net loss for the second quarter of 2004 was $4.4 million, or $0.12 per share, compared to a loss of $5.4 million, or $0.15 per share, in the first quarter of 2004 and a loss of $10.4 million, or $0.30, in the second quarter of 2003.

The Company’s cash balance at the end of the second quarter stood at $47.3 million, which includes $24.9 million of restricted cash. Total cash grew in the second quarter by $3.1 million. The level of restricted cash increased by $23.1 million, mainly in accordance with an agreement to place certain customer prepayments in an escrow account. Restricted cash balances are expected to return to historical levels by year end as the equipment so prepaid is delivered. Customer advances for products to be delivered in future quarters rose by $2.9 million during the second quarter of 2004.

The Company closed the second quarter with inventory of $17.3 million, an increase of $0.8 million over the prior quarter. During the quarter the Company revised its estimates of fair values allocated to certain assets and liabilities acquired in the Proximity transaction that was completed in December 2003. Due to the fact that the Company will be able to sell more of the acquired Proximity inventories than was estimated at the close of the transaction, it has increased the fair value of acquired inventories by $3.9 million and reduced opening accruals by $0.1 million. The revised fair value of net assets acquired results in the elimination of $2.3 million of goodwill and a reduction in tangible and intangible fixed assets of $1.7 million.

“We are pleased to be increasing the scale of our business and improving our operating metrics.” said Eric Stonestrom, Airspan’s president and chief executive officer. “The first half of the year has been one of significant growth and improving financial results. Our Proximity product is beginning to realize its full potential and significant wins for our other products, such as the recently announced Compartel contract in Latin America, continue to grow our customer base and give us a solid foundation for the future. In the quarter, we had sales to 95 customers in total, two of which were Nortel Proximity customers who purchased equipment from Airspan for the first time. We have gained significant market share in the existing segments that we serve and we have also made substantial progress on the development of the WiMAX product line. With the strengthening of our short term outlook, we look forward to continued growth for the rest of 2004.”

“Operating costs rose in the second quarter, largely due to the effects in the quarter of restructuring and bad debt reserves, as well as the mandatory Sarbanes Oxley compliance” said Peter Aronstam, chief financial officer. “The restructuring charge is evidence of further steps we have taken to reduce our headcount to curtail spending. We will continue to incur higher general and administration expenses through the balance of 2004 as we complete our efforts to comply with the Sarbanes Oxley Act.”

Third Quarter and Full year Outlook

Stonestrom commented that he continues to expect the Company to grow substantially in the second half of 2004. Revenue for the third quarter is expected to be in the range of $26 to $28 million, and to exceed $86 million for the full year, an increase from the previously forecast $80 million of full-year revenue provided at the end of the last quarter. Stonestrom also continues to expect that the Company will have a profitable quarter within the calendar year.

Investor Conference

The Company has scheduled an investor conference call for 5 p.m. EDT today. The dial-in numbers for the live conference call are as follows: US toll-free number is 1-888-244-4519; international access dial-in number is 1-703-639-1171. Reference the Airspan Networks quarterly conference call.

There will be a live webcast of the conference call available on the investor relations section of the Airspan Web site at http://www.airspan.com. The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at http://www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network such as America Online’s Personal Finance Channel, Fidelity Investments(R) (http://www.fidelity.com) and others. Institutional investors can access the call via CCBN’s password protected event management site, StreetEvents (http://www.streetevents.com).

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the Airspan Web site for 30 days. The US toll-free number for the replay is 1-888-266-2081; international access number for the replay is 1-703-925-2533. Please use access code 520749.

About Airspan Networks Inc.

Airspan Networks provides wireless voice and data systems and solutions, including Voice Over IP (VoIP), to both licensed and unlicensed operators around the world in frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong product evolution roadmap that includes offerings compliant with the new 802.16-2004 standard, and with built-in 802.16e capability. Airspan is on the Board and a founder member of the WiMAX Forum. The Company has deployments with more than 200 operators in more than 70 countries. Airspan’s systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan’s systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

More information on Airspan can be found at http://www.airspan.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; (v) a loss of any of our key customers; (vi) our ability to retain Axtel, Mexico, as our largest customer; and (vii) our ability to continue to sell the Proximity inventory on terms and conditions comparable to those currently utilized. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For Investment and Media Inquiries, contact:

Peter Aronstam

Senior Vice President & Chief Financial Officer

Airspan Networks, Inc.

Tel: +1 561 893-8682

Fax: +1 561 893-8681

Email: paronstam@airspan.com

Airspan Networks Inc

Consolidated Balance Sheets

(in thousands)

	December 31, 2003	July 4, 2004
		(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$33,926	$22,392
Restricted cash	1,588	24,873
Accounts receivable	12,509	9,663
Unbilled accounts receivable	54	415
Inventory	18,215	17,298
Prepaid expenses and other current assets	4,570	6,291

Total Current Assets	70,862	80,932

Property, plant and equipment, net	3,736	3,682
Goodwill, net	3,136	789
Intangible assets, net	4,554	2,597
Other non-current assets	984	1,061

Total Assets	$83,272	$89,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$7,751	$8,995
Accrued taxes	449	592
Deferred revenue	989	1,072
Customer Advances	15,070	30,028
Other accrued expenses	10,000	9,167

Total Current Liabilities	34,259	49,854

Stockholders’ Equity
Common stock	11	11
Note receivable - stockholder	(130)	(130)
Additional paid in capital	215,209	216,003
Treasury stock	(797)	(797)
Other comprehensive income	1,839	1,032
Accumulated deficit	(167,119)	(176,912)

Total Stockholders’ Equity	49,013	39,207

Total Liabilities and Stockholders’ Equity	$83,272	$89,061

Airspan Networks Inc

Consolidated Statements of Income

(in thousands except for share and per share data)

	Three months ended		Year to date
	June 29, 2003	July 4, 2004	June 29, 2003	July 4, 2004
	(unaudited)		(unaudited)
Revenue	$7,524	$18,252	$15,335	$30,672
Cost of revenue	(5,704)	(12,182)	(10,957)	(20,875)
Inventory provision	(4,398)	—	(4,398)	—

Gross profit	(2,578)	6,070	(20)	9,797

Operating expenses:
Research and development	3,670	4,743	7,389	9,789
Sales and marketing	2,656	2,752	5,260	5,312
Bad debt provision	—	300	—	300
General and administration	2,252	2,828	4,638	4,879
Amortization of intangibles	44	158	87	404
Restructuring provision	273	397	273	397

Total operating expenses	8,895	11,178	17,647	21,081

Loss from operations	(11,473)	(5,108)	(17,667)	(11,284)
Net interest and other income	1,070	686	1,677	1,493

Loss before tax	(10,403)	(4,422)	(15,990)	(9,791)

Income tax charge	4	(14)	4	2

Net loss	$(10,407)	$(4,408)	$(15,994)	$(9,793)

Net loss per share - basic and diluted	$(0.30)	$(0.12)	$(0.46)	$(0.27)
Weighted average shares outstanding - basic and diluted	34,734,726	36,174,346	34,856,524	36,034,043